EXHIBIT 10.11
SUMMARY SHEET: 2008 PERFORMANCE GOALS AND PAYOUT AMOUNTS
1.	Executive Officers’ Payout Amounts:
•	Nigel J. Lovett, President and Chief Executive Officer: $120,000 cash and 90,250 shares of restricted stock.

•	Michael J. FitzGerald, Executive Vice President – Exploration and Production: $188,000 cash and 58,500 shares of restricted stock.

•	Edward Ramirez, Senior Vice President – Exploration and Production: $154,000 cash and 48,000 shares of restricted stock.

•	Charles J. Campise, Senior Vice President – Finance: $141,000 cash and 50,000 shares of restricted stock.
2.	Performance Goals:

Toreador Resources Corporation (“Toreador”) notes that the following performance goals are part of Toreador’s incentive program and do not correspond to any financial or performance guidance that Toreador has proved or will provide and should not be considered as statements of Toreador’s expectations or estimates:
•	Oil and Gas Reserves – Toreador is to replace 110% of its 2008 oil and gas production with additional proved reserves on a barrels of oil equivalent (“BOE”) basis;

•	Oil and Gas Production – 2008 oil and gas production is to be at least 1 million BOE;

•	General and Administrative Expenses – 2008 general and administrative expenses are to be not greater than $13.6 million, subject to modification for additional expenditures subsequently approved by the board of directors;

•	Sarbanes-Oxley Compliance – Toreador will be in full compliance with the requirements of the Sarbanes-Oxley legislation for the 2007 audit; and

•	Stock Price Performance – Toreador’s stock price performance in 2008 shall exceed the average stock price performance of its peer group as determined by Longnecker & Associates.
Each of these five performance goals will be associated with 15% of the cash bonus amount and 15% of the equity bonus amount set forth above. If only a portion of a performance goal is met, the Compensation Committee may award a portion of the 15% cash bonus amount and/or equity bonus amount associated with the performance goal The remaining 25% of the cash bonus amount and equity bonus amount will be a discretionary bonus pursuant to the 2008 Discretionary Employee Bonus Policy to reflect individual and/or corporate performance. The payout amounts set forth above are based on meeting all five performance criteria and receiving the 25% discretionary bonus.